UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): July 11, 2011

INVESTMENT TECHNOLOGY GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-32722	95-2848406
(State or Other	(Commission File	(I.R.S. Employer
Jurisdiction of	Number)	Identification No.)
Incorporation)

380 Madison Avenue
New York, New York	10017
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:   (212) 588-4000

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 2.02  Results of Operations and Financial Condition.

On July 12, 2011, Investment Technology Group, Inc. (the “Company” or “ITG”) issued a press release announcing (i) that ITG will incur pre-tax charges in the second quarter of 2011 associated with a cost reduction plan to improve margins and enhance stockholder returns, which is expected to generate cost savings beginning in the third quarter of 2011 as discussed under Item 2.05 below, (ii) that ITG will incur a goodwill impairment charge during the second quarter of 2011 as discussed under Item 8.01 below and (iii) preliminary second quarter 2011 GAAP and adjusted results.

A copy of the press release is attached as Exhibit 99.1 and is incorporated by reference to this report.

Item 2.05  Costs Associated with Exit or Disposal Activities.

On July 12, 2011, the Company announced a cost reduction plan to improve margins and enhance stockholder returns primarily focused on employment, consulting and infrastructure costs in the U.S. and Europe.  The plan is being undertaken in order to address weak U.S. equity trading volumes and product and client mix shifts towards less profitable trade execution services.  ITG expects to incur pre-tax charges in the second quarter of 2011 estimated at between $16 to $18 million, or between $0.23 and $0.26 per diluted share after taxes.  Included in these pre-tax charges are approximately $15.7 million to $17.7 million for employee separation and related costs and $0.3 million for office space reduction costs.

Significant actions relating to this restructuring are anticipated to be substantially completed by the end of the third quarter of 2011.  The cost savings will begin to take effect during the third quarter of 2011.  ITG expects these activities to result in pre-tax annual cost savings of more than $20 million in 2012.

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)  On July 11, 2011, Christopher Heckman decided to retire from his position as Managing Director of the Company, effective August 1, 2011.  The Company and Mr. Heckman are currently discussing the terms of a separation agreement.

Item 8.01  Other Events.

In connection with the preparation of its financial statements for the second quarter of 2011, ITG determined that it will record a non-cash goodwill impairment charge estimated at between $210 million and $230 million in its United States reporting unit. The Company made this determination as part of its quarterly goodwill impairment testing procedures, and the amount recorded will be finalized in connection with the Company’s quarterly reporting process.  This non-cash charge is attributable primarily to weak institutional equity trading volumes and the decline in industry market multiples.  The Company does not expect to make any current or future cash expenditures as a result of this impairment.

This non-cash charge brings ITG’s book value more in line with its market capitalization and has no impact on debt covenants, cash flows, or normal day-to-day business operations.

Item 9.01  Financial Statements and Exhibits.

Exhibits

99.1         Press Release issued by Investment Technology Group, Inc. on July 12, 2011

ITG Forward Looking Statements

In addition to historical information, this 8-K may contain “forward-looking” statements that reflect management’s expectations for the future. A variety of important factors could cause results to differ materially from such statements. These factors are noted throughout ITG’s 2010 Annual Report, on its Form 10-K, and on its Form 10-Qs and include, but are not limited to, the actions of both current and potential new competitors, fluctuations in market trading volumes, financial market volatility, changes in commission pricing, potential impairment charges related to goodwill and other long-lived assets, evolving industry regulations, errors or malfunctions in our systems or technology, rapid changes in technology, cash flows into or redemptions from equity mutual funds, effects of inflation, ability to meet liquidity requirements related to the clearing of our customers’ trades, customer trading patterns, the success of our products and service offerings, our ability to continue to innovate and meet the demands of our customers for new or enhanced products, our ability to successfully integrate companies we have acquired, changes in tax policy or accounting rules, fluctuations in foreign exchange rates, adverse changes or volatility in interest rates, our ability to attract and retain talented employees, as well as general economic, business, credit and financial market conditions, internationally and nationally.  Our ability to achieve cost savings from this cost reduction plan is also subject to certain risks and uncertainties that could cause such statements to differ materially from actual future results.  The forward looking statements included herein represent ITG’s views as of the date of this report.  We undertake no obligation to revise or update publicly any forward-looking statement for any reason unless required by law.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INVESTMENT TECHNOLOGY GROUP, INC.

	By:	/s/ P. Mats Goebels
P. Mats Goebels
Managing Director, General Counsel and Duly Authorized Signatory of Registrant

Dated: July 13, 2011

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

99.1	Press Release issued by Investment Technology Group, Inc. on July 12, 2011